Exhibit 23.2

August 23, 2006

The Board of Directors
UpSnap, Inc.
134 Jackson Street, Suite 203
P.O. Box 2399
Davidson, North Carolina 20836

We hereby consent to the use in the Prospectus constituting a part of the Registration Statement of UpSNAP, Inc. (formerly Manu Forti Group Inc.) of our report dated May 31, 2005 relating to the financial statements of UpSNAP, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Moen and Company, LLP
Moen and Company, LLP
Vancouver, British Columbia, Canada